Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 15, 2010, except for Note 12 as to which the date is January 3, 2011 relating to the financial statements of Colt Defense, LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Hartford, CT
January 4, 2011